Exhibit 99.1

         Transbotics Secures AGV System Order in the Bottling Industry

    CHARLOTTE, N.C.--(BUSINESS WIRE)--March 27, 2007--Transbotics Corporation (OTCBB:TNSB) (www.transbotics.com), announced it received an order for an Automatic Guided Vehicle (AGV) system, subject to normal finalization of terms and conditions, from a new customer in the bottling industry. The order, totaling approximately $1,700,000, is to be installed over the next six months and will include multiple vehicles, controls, hardware, and other related equipment, software, and engineering services.

    "This order is another example of how Tailor-Made(TM) solutions address the needs of the marketplace, whether it be a small, medium or large solution application. This approach affords us the opportunity to address the needs of many different industries effectively," stated Claude Imbleau, President of Transbotics Corporation.

    For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of automation solutions with an emphasis on Automatic Guided Vehicles (AGVs). The company is a North American automation solutions integrator that manufactures, installs and supports various automation technologies including AGVs, robots, conveyors, batteries, chargers, motors and other related products.

    Transbotics provides unique automation solutions to a variety of industries, including automotive (tier one supplier), aerospace and defense, food and beverage, paper and allied products, newsprint and publishing, entertainment, microelectronics, plastics and primary metals. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.

    This release (including information incorporated by reference herein) may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company. These forward-looking statements involve certain risk, including, without limitation, the uncertainties detailed in Transbotics Corporation Securities and Exchange Commission filings.

    CONTACT: Transbotics Corporation
             Claude Imbleau, President & CEO, 704-362-1115